UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2022

CELULARITY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38914	83-1702591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Park Ave, Florham Park, New Jersey	07932
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 768-2170

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	CELU	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	CELUW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 15, 2022, Celularity Inc., or Celularity, entered into a Pre-Paid Advance Agreement, or the PPA, with YA II PN, Ltd., a Cayman Islands exempt limited partnership, or Yorkville. Under the PPA, Celularity may request cash advances of up to $40.0 million from Yorkville (or such greater amount that the parties may mutually agree) over an 18-month period, from time to time, with an aggregate limitation of $150.0 million, and other than the initial advance, subject to the mutual agreement of the parties. Celularity refers to these cash advances as “Pre-Paid Advances.” Pre-Paid Advances are issued at a 2.0% discount, bear interest at an annual rate equal to 6.0% (increased to 15.0% in the event of default as provided in the PPA) and may be used, from time to time, at Yorkville’s option, to purchase shares of Celularity’s Class A common stock, par value $0.0001 per share, at a price per share equal to the lower of (a) 135% of the daily volume weighted average price, or the VWAP, of the Class A common stock on The Nasdaq Capital Market, or Nasdaq, as of the trading day immediately prior to the date of the disbursement of the Pre-Paid Advance, such price, the “Fixed Price,” or (b) 95% of the lowest VWAP of the Class A common stock on Nasdaq during the three consecutive trading days immediately prior to the date on which Yorkville provides the purchase notice to Celularity, in each case subject to a floor price of $0.75 per share. The issuance of the shares under the PPA is subject to certain limitations, including that the aggregate number of shares of Class A common stock issued pursuant to the PPA cannot exceed 19.9% of Celularity’s outstanding stock as of September 15, 2022, as well as a beneficial ownership limitation of 4.99% for Yorkville. Further, Yorkville agreed not to purchase any shares of Class A common stock for 60 days following entry into the PPA, nor may Yorkville purchase more than $6.0 million of shares of Class A common stock during a 30-day period, in each case at a price per share less than the Fixed Price.

In the event the daily VWAP of the Class A common stock is below $0.75 for any five of seven consecutive trading days or Celularity has issued substantially all of the shares available under the 19.9% cap described above, Celularity will pay Yorkville a monthly cash payment of $6.0 million, plus any accrued and unpaid interest along with a 5.0% redemption premium until such time as the daily VWAP for five consecutive trading days immediately prior to the due date of the next monthly payment is at least 10% greater than $0.75.

In connection with the entry into the PPA, Celularity received the initial Pre-Paid Advance of $40.0 million (or $39.2 million in cash after discount). Further Pre-Paid Advances will be based upon the mutual agreement of the parties.

Pursuant to the PPA, Celularity agreed to, among other things, (i) maintain its shelf registration statement on Form S-3 (File No. 333-266786), (ii) register the shares of Class A common stock that are to be offered and sold to Yorkville pursuant to the PPA, (iii) use the net proceeds for purposes disclosed in the respective prospectus supplement, and (iv) except as permitted under the PPA, not enter into any variable rate transactions. As consideration, upon execution of the PPA, Celularity paid Yorkville’s structuring and due diligence fees of $10,000.

The shares of Class A common stock to be issued to Yorkville under the PPA will be issued pursuant to Celularity’s shelf registration statement on Form S-3 (File No. 333-266786). Concurrently with the filing of this Current Report on Form 8-K, Celularity is filing a prospectus supplement with the U.S. Securities and Exchange Commission in connection with the offer and sale of the shares of Class A common stock.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of any offer to buy the shares of Class A common stock, nor shall there be an offer, solicitation or sale of the shares of Class A common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

The foregoing description of the PPA is qualified in its entirety by reference to the PPA, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Attached to this Current Report on Form 8-K as Exhibit 5.1, is the opinion of Goodwin Procter LLP relating to the legality of the shares of Class A common stock.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable to this Item, the disclosure set forth in Item 1.01 is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

5.1	Opinion of Goodwin Procter LLP as to the legality of the securities being registered.

10.1	Pre-Paid Advance Agreement, dated September 15, 2022, by and between Celularity Inc. and YA II PN, Ltd.

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1 above).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2022

CELULARITY INC.

By:	/s/ Keary Dunn
Keary Dunn
Chief Legal Officer